UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 7, 2005

GlycoGenesys, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-26476	33-0231238
(Commission File Number)	(IRS Employer Identification No.)

31 St. James Avenue, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 422-0674

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 – Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

After the close of business on April 7, 2005 GlycoGenesys, Inc. (the “Company”) received a letter from the Nasdaq Stock Market indicating that based on its Annual Report on Form 10-K for the year ended December 31, 2004, the Company does not comply with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires listed companies to have (i) a minimum of $2,500,000 in stockholders’ equity, (ii) $35,000,000 or more market value of listed securities or (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The staff of the Nasdaq Stock Market is reviewing the Company’s eligibility for continued listing on the Nasdaq SmallCap Market and has requested that the Company provide its specific plan to achieve and sustain compliance with Nasdaq SmallCap Market listing requirements.

The Company will submit a detailed plan to the Nasdaq Stock Market that will demonstrate that upon completion of the second tranche of the Company’s Series D Preferred Stock financing and the required shareholder approval for such tranche, the Company will have in excess of $2.5 million in stockholders’ equity on June 30, 2005, satisfying Marketplace Rule 4310(c)(2)(B). In addition, the Company will describe its strategy for sustaining compliance with Nasdaq SmallCap listing requirements, including its planned consummation of a strategic alliance or partnership. The staff of the Nasdaq Stock Market will review the Company’s plans and notify the Company if it has any questions regarding the Company’s plan. If the staff of the Nasdaq Stock Market believes the Company’s plan does not adequately address the Company’s achieving and sustaining compliance with listing requirements, it will provide notification that the Company’s securities will be delisted. In such event, the Company may appeal the staff’s decision to a Nasdaq Listing Qualifications Panel. Such an appeal would stay the delisting of the Company’s common stock pending the decision of a Nasdaq Listing Qualifications Panel, which generally hears appeals within 45 days of request. The Company estimates that if a hearing was determined to be necessary, it would be held in the first half of June.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2005	By:	/s/ Bradley J Carver
Bradley J Carver
Chief Executive Officer and President